        As filed with the Securities and Exchange Commission on April 5, 1994.
                                              REGISTRATION NO. 33-52739

 ==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                              Amendment No. 1 to
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           _________________________
                     UNITED COMPANIES FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

         LOUISIANA                                      71-0430414
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                                4041 ESSEN LANE
                            BATON ROUGE, LA. 70809
                           TELEPHONE (504) 924-6007
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DALE E. REDMAN
                            CHIEF FINANCIAL OFFICER
                                4041 ESSEN LANE
                            BATON ROUGE, LA. 70809
                                (504) 924-6007
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           _________________________
                                   Copy to:
                                LEE C. KANTROW
                       KANTROW, SPAHT, WEAVER & BLITZER
                       (A PROFESSIONAL LAW CORPORATION)
                                 P.O. BOX 2997
                          BATON ROUGE, LA  70821-2997
                                (504) 383-4703

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: { }




         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. {X}

                           _________________________
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under to securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 5, 1994.


                               200,000 SHARES OF
                     UNITED COMPANIES FINANCIAL CORPORATION
                                  COMMON STOCK


                                     {LOGO}

                           _________________________



         This Prospectus relates to 200,000 shares of common stock, par value $2.00 per share (the "Common Stock") of United Companies Financial Corporation (the "Company") which may be offered for sale from time to time by the Selling Stockholders upon their exercise of certain stock purchase warrants of the Company (the "Warrants") held by them permitting their purchase of such shares from the Company at an exercise price of $8.75 per share. One of the Selling Stockholders has exercised the Warrant held by him for 40,000 shares of the Common Stock. The outstanding Warrant is, and the exercised Warrant was, exercisable at any time on or after February 1, 1994, to and before 5:00 p.m. Baton Rouge, Louisiana, local time on July 1, 1995. See "Selling Stockholders and Plan of Distribution". In connection with any sales of the Common Stock, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Selling Stockholders described in this Prospectus under the caption "Selling Stockholders and Plan of Distribution" may offer the shares of Common Stock upon their exercise of the Warrants in transactions on the National Association of Securities Dealers Automated Quotations System National Stock Market (the "NASDAQ NSM"), otherwise in the over-the-counter market or in private transactions. The Company will not receive any of the proceeds from any sale of the shares of Common Stock by the Selling Stockholders. On December 13, 1993, the Securities and Exchange Commission declared effective a shelf registration statement filed on behalf of certain shareholders of the Company covering 1,951,204 shares of the Company's Common Stock. For more information regarding the possible sale of Common Stock of the Company which could affect the market price therefor, see "Risk Factors - Possible Volatility of Stock Price."


         Shares of Common Stock of the Company are reported on the NASDAQ NSM under the symbol "UCFC".

         SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                           _________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS APRIL _____, 1994.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

         LOUISIANA INSURANCE LAWS AND REGULATIONS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, UNITED COMPANIES LIFE INSURANCE COMPANY AND UNITED GENERAL TITLE INSURANCE COMPANY, UNLESS SUCH PERSON HAS PROVIDED CERTAIN REQUIRED INFORMATION TO THE INSURANCE COMMISSIONER OF THE STATE OF LOUISIANA AND SUCH ACQUISITION HAS BEEN APPROVED BY THE INSURANCE COMMISSIONER OF THE STATE OF LOUISIANA, AFTER PUBLIC HEARING. UNDER LOUISIANA INSURANCE LAWS AND REGULATIONS, ANY PERSON WHO OWNS, CONTROLS OR HAS THE POWER TO VOTE 10% OR MORE OF THE VOTING SECURITIES OF A CORPORATION IS PRESUMED TO HAVE CONTROL OF THAT CORPORATION AND ITS SUBSIDIARIES. CONSEQUENTLY, NO PURCHASER IN THIS OFFERING MAY ACQUIRE, DIRECTLY OR INDIRECTLY, AN AMOUNT OF COMMON STOCK WHICH WOULD BRING SUCH PURCHASER'S TOTAL HOLDINGS TO 10% OR MORE OF THE VOTING SECURITIES OF THE COMPANY, UNLESS SUCH PURCHASER HAS PROVIDED THE REQUIRED INFORMATION TO THE INSURANCE COMMISSIONER OF THE STATE OF LOUISIANA AND THE ACQUISITION HAS BEEN APPROVED BY THE INSURANCE COMMISSIONER OF THE STATE OF LOUISIANA.

         The Company intends to furnish its stockholders annual reports containing audited financial statements audited by an independent auditor.

                             AVAILABLE INFORMATION

         The Company is subject to informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10045 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 and exhibits thereto (the "Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended, and to which reference is hereby made. The Registration Statement and the exhibits thereto may be inspected without charge at the Commission's office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.





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
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act (Commission File No. 1-7067) are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and (2) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-06548) including any amendments or reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests shall be directed to United Companies Financial Corporation, 4041 Essen Lane, Baton Rouge, Louisiana 70809,
Attention: Investor Relations, telephone (504) 924-6007.

                                  THE COMPANY

         United Companies Financial Corporation (the "Company" or "UCFC"), founded in 1946, is a financial services holding company having mortgage and insurance operations. The Company provides selected financial products and services to geographically diverse target markets and conducts its mortgage operations through United Companies Lending Corporation ("UC Lending" or "UCLC") and its insurance operations primarily through United Companies Life Insurance Company ("UC Life" or "UCLIC"). Principal lines of business include the origination of first mortgage home equity loans to borrowers who may not otherwise qualify for conventional loans and the sale and servicing of such loans, and the sale of single premium deferred annuity contracts marketed to individuals.

         The Company was incorporated in the State of Louisiana in 1946. The Company's headquarters is located at 4041 Essen Lane, Baton Rouge, Louisiana 70809, and its telephone number is (504) 924-6007. It currently has approximately 1,200 employees.

                                  RISK FACTORS

         An investment in the Common Stock of the Company involves certain risks. In addition to other information contained or incorporated by reference in this Prospectus, prospective purchasers of the Company's Common Stock should carefully consider the following factors:

         Decline in Real Estate Values; Recessionary Environment. The risks associated with the Company's business become more acute in any economic slowdown. Periods of economic slowdown may be accompanied by decreased demand for consumer credit and declining real estate values in many areas of the country, including certain of the areas in which the Company originates loans. Any material decline in real estate values in states in which the Company operates could have a material adverse effect on the Company. Such declines in real estate values increase the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, foreclosures and losses generally increase during economic slowdowns or recessions.

         Interest Rates. The primary assets and liabilities of the Company are interest rate sensitive. Profitability is directly affected by the level of and fluctuations in interest rates and is dependent upon the Company's ability to





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
earn a spread between the earnings on its assets and the costs of its liabilities. Additionally, the value and effective maturity of the Company's assets and the cost and duration of its liabilities are affected by changes in interest rates. See "-- Duration of Annuities" below. While the Company monitors the interest rate environment and employs an approach to asset/liability management designed to mitigate the impact of changes in interest rates and to maintain adequate margin and liquidity, there can be no assurance that the profitability and/or liquidity of the Company would not be adversely affected during any period of unexpected volatility in the interest rate environment. Further, a substantial increase in interest rates could adversely affect the ability of the Company to originate loans as well as the gains recognized by the Company upon their securitization and sale. A significant reduction in interest rates also could decrease the size of the loan servicing portfolio by increasing the level of loan prepayments. In addition, a reduction in the difference between long-term and short-term interest rates could have an adverse impact on the profitability of the Company.

         Capitalized Excess Servicing Income. At December 31, 1993, the Company's balance sheet reflected capitalized excess servicing income (i.e. unamortized loan sale gains) net of allowance for losses on loans serviced with recourse of approximately $100.3 million. The Company derives a significant portion of its income by realizing gains upon the sale of loans due to the excess servicing income of such loans. Excess servicing income represents the excess of the interest rate payable by a borrower on a loan over the interest rate passed through to the investor acquiring an interest in such loan, less the Company's normal servicing fee and other applicable recurring fees. When loans are sold, the Company recognizes as current income the present value of the excess servicing income expected to be realized over the anticipated average life of loans sold less future estimated credit losses relating to the loans sold. The capitalized excess servicing income is computed using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. The weighted average discount rate used to determine the present value of the balance of capitalized excess servicing income reflected on the Company's balance sheet at December 31, 1993, was approximately 9.8%. The Company is not aware of an active market for this kind of receivable. No assurance can be given that this receivable could in fact be sold at its stated value on the balance sheet.

Capitalized excess income is amortized over the lesser of the estimated or actual remaining servicing life of the underlying loans as an offset against the excess servicing income component of servicing income actually received in connection with such loans. Although management of the Company believes that it has made reasonable estimates of the excess servicing income likely to be realized, it should be recognized that the rate of prepayment and the amount of defaults utilized by the Company are estimates and actual experience may vary from these estimates. The Company periodically reviews its prepayment assumptions in relation to current rates of prepayment and, if necessary, writes down the remaining asset to the net present value of the estimated remaining future excess servicing income. Rapid increases in interest rates or competitive pressures may result in a reduction of excess servicing income, thereby reducing the gains recognized by the Company upon the sale of loans in the future.

         Risk of Prepayments and Defaults. The gain recognized by the Company upon sale of loans will have been overstated if the excess servicing income actually received by the Company is less than originally assumed. An acceleration of future prepayments could result in capitalized excess servicing income amortization expense exceeding realized excess servicing income, thereby adversely affecting the Company's servicing income and resulting in a charge to earnings in the period of adjustment. Likewise, if delinquencies or liquidations were to occur sooner in the portfolio of loans sold by the Company and/or with greater frequency than was initially assumed, capitalized excess servicing income amortization would occur more quickly than originally anticipated, which would have an adverse effect on servicing income in the period of such adjustment.

         Contingent Credit Risk. Although the Company sells substantially all home equity loans which it originates, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held for sale by the Company, it is subject to the various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of a loan to potential purchasers. The Company retains a limited credit risk in the loans which are sold in the secondary market and, to this extent, it continues to be subject to the risks of default and foreclosure following the sales of the loans. In addition, transactions effected in the secondary market





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
require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties included as part of the sale documentation.

         Liquidity. The values of and markets for the Company's loans and bonds are dependent on a number of factors, including general economic conditions, interest rates, and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase or sell loans and/or bonds for acceptable prices within reasonable time frames. The ability of the Company to sell loans and/or mortgage-backed securities in the secondary market is essential for continuation of the Company's loan origination operations. A prolonged, substantial reduction in the size of the secondary market for home equity loans may adversely affect the Company's ability to sell its loan originations and/or mortgage-backed securities in the secondary market with consequent adverse impact on the Company's profitability and future originations. In addition, adequate credit facilities are necessary to the operations of the Company. The generally reduced availability of credit from commercial banks continues to be of concern to the Company. There can be no assurance that the Company's present credit facilities will be available in the future on terms which the Company would consider favorable. Further, any restrictions on the ability of the UC Life to purchase loans from UC Lending could adversely affect the ability of the Company to continue loan origination operations. In addition, increased surrenders of the Company's annuity policies could adversely impact the Company's liquidity, potentially requiring the sale of certain assets, such as bonds and loans, prior to maturity which may result in a loss. Loan securitization transactions require the Company to fund reserve accounts to cover losses in the pool of loans which back the securities issued thereunder. These reserve account funding requirements restrict the Company's ability to access cash flows from the excess interest spread retained by it in such securitization transactions.

         Duration of Annuities. Reserves for annuity policies constitute the Company's primary liabilities. The duration of these liabilities is affected by a number of factors, including interest rates, surrender penalties, ratings, public confidence in the insurance industry generally, and in the Company specifically, governmental regulations and tax laws. Since insurance commissions incurred at the origination of annuity policies are generally deferred and recognized over the estimated life of the policies, any unexpected increase in surrenders of annuity contracts would require more rapid recognition of these expenses, thereby adversely impacting profitability.

         Ratings. The Company's senior debt is rated "BBB" by Duff & Phelps, Inc. ("D&P"), and its life insurance subsidiary is rated "A-" (Excellent) by A.M. Best Company ("Best") and "A+" by D&P. D&P and Best are each independent rating organizations. Best ratings are based on factors relevant to policyholders and are not directed toward the protection of stockholders. On June 1, 1993, Best, based on its current opinion of the life insurance subsidiary's financial condition and operating performance, lowered the rating from "A" (Excellent) to "A-" (Excellent). Ratings such as those held by the Company and its life insurance subsidiary are important to maintaining public confidence in the Company and the Company's ability to market its loan and annuity products and services. Although the Company did not experience a material reduction in the level of annuity sales or an increase in the rate of annuity surrenders following this action by Best, this lower rating or any further lowering of the life insurance subsidiary's rating could materially and adversely affect the Company's ability to market its products, particularly the sale of annuities through financial institutions, and could increase the surrender of its annuity policies. Both of these consequences could, depending upon the extent thereof, have a materially adverse effect on the Company's liquidity and, under certain circumstances, net income and the ability of the Company's mortgage subsidiary to originate new loans.

         Investment Portfolio. The investment portfolio of UC Life, the Company's life insurance company subsidiary, consists primarily of investment grade publicly traded fixed maturity securities and mortgage loans meeting the Company's underwriting standards. At December 31, 1993, 59.6% of UC Life's total invested assets were invested in investment grade fixed maturity securities and 31.7% were invested in mortgage loans. At December 31, 1993, UC Life's holdings of below investment grade publicly traded bonds represented 1.2% of its bond portfolio. Of UC Life's mortgage loans, $189 million or 40.8% of total real estate loans represented first mortgage commercial real estate loans. During 1991, UC Life decided to limit its investment in commercial real estate mortgage loans. Future investments in commercial mortgage loans, however, may be made with respect to refinancing of loans currently owned by UC Life or loans previously sold in two private placement transactions in





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
1990. Continued adverse conditions in the real estate market may adversely affect the Company's mortgage loan portfolio.

         Possible Volatility of Stock Price. The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of the Company. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage and insurance industries such as, among other things, interest rate movements. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales in the secondary market, and the inability of the Company to complete significant loan sale transactions in a particular quarter will likely have a material adverse impact on the Company's operating results and could, therefore, negatively impact the price of the Common Stock. On September 13, 1993, the Company filed a shelf registration statement with the Commission on behalf of certain stockholders of the Company covering 1,951,204 shares of the Company's Common Stock. This shelf registration statement was declared effective by the Commission on December 13, 1993. The Company has been advised that some of the shares of the Company's Common Stock which were registered pursuant to such shelf registration statement have been sold by some of the Stockholders on whose behalf the shelf registration statement was filed by the Company. Management of the Company cannot predict the amount and timing of any other sales of such Common Stock under the shelf registration statement, or the impact of any such sales on the market for the Company's Common Stock. However, should a significant number of shares of such Common Stock be sold by one or more of such stockholders within a short time period, the market price of the Common Stock could be adversely affected.

         Timing of Loan Sales. The Company presently expects to endeavor to effect public securitization transactions on approximately a quarterly basis through its subsidiary's shelf registration statement. However, market or other considerations could affect the timing of such transactions and delays in such sales could reduce the amount of gains recognized from the sale of loans in a given quarter which constitutes a significant portion of the Company's income.

         Government Regulation and Legislation. The Company's mortgage and insurance businesses are subject to extensive regulation, supervision and licensing by federal and state authorities. Regulated matters include, without limitation, maximum interest rates and fees which may be charged by the Company, disclosures in connection with loan originations, credit reporting requirements, servicing requirements, insurance premium rates and coverage issues, federal and state taxation, and multiple qualification and licensing requirements for doing business in various jurisdictions. While the Company believes that it maintains all requisite licenses, permits and approvals and is in compliance with all material respects with applicable federal and state regulations, there can be no assurance that more restrictive laws or regulations will not be adopted which could make compliance in the future more difficult and/or more expensive. Legislative and regulatory proposals are frequently advanced which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities. In particular, legislation was introduced during 1993 in both the United States Senate and House of Representatives that would impose disclosure requirements and prohibit prepayment penalty charges, among other requirements, on loans with a specified level of origination fees or a specified interest rate level. Although management of the Company does not believe that the proposed legislation in its current form will have a material impact on its business or results of operations, a significant percentage of the Company's loans could be subject to the restrictions of the proposed legislation. There can be no assurance that the proposed legislation will be adopted in its current form. A substantial amount of the Company's annuity policies are marketed through financial institutions. In August, 1993, the United States Court of Appeals for the Fifth Circuit, held that the United States Comptroller of the Currency's decision to permit national banks to sell annuities in towns with more than 5,000 inhabitants violated the National Bank Act. The ruling, if it becomes final, will effectively and immediately prohibit annuity sales by national banks in the States of Texas, Louisiana and Mississippi. The ruling, particularly if it is adopted by other circuit courts in other regions of the country, could have a material adverse effect on the ability of the Company to market its annuities. Furthermore, any future regulatory restrictions on the authority of financial institutions to market annuities could have a material adverse effect on the ability of the Company to market this product.





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
         Competition. As a marketer of credit and annuity products, the Company faces intense competition. Traditional competitors in the financial services business include mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Competitors in the annuity business include established insurance companies, and there are an increasing number of insurance companies which have recently begun to offer annuity products. Many of these competitors in the financial services and annuity business are substantially larger and have more capital and other resources than the Company. Competition can take many forms including convenience in obtaining a loan or annuity, customer service, marketing and distribution channels and interest or crediting rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of its non-conventional loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition.

         Holding Company Structure. As a holding company, the Company's ability to meet debt service obligations and pay operating expenses and dividends depends on receipt of sufficient funds from its subsidiaries. The payment of dividends by UC Life to the Company is subject to restrictions set forth in the insurance laws and regulations of Louisiana, its domiciliary state. The Louisiana Insurance Code (the "Code") provides that no Louisiana stock insurance company shall declare and pay any dividends to its stockholders unless (i) its capital is fully paid in cash and is unimpaired and (ii) it has a surplus beyond its capital stock and the initial minimum surplus required and all other liabilities equal to 15% of its capital stock, provided that this restriction shall not apply to an insurance company when its paid-in capital and surplus exceed the minimum required by the Code by 100% or more.
Additional dividend restrictions are imposed by the Louisiana Insurance Holding Company System Regulatory Law (the "Insurance Holding Company Law"). Specifically, extraordinary dividends by an insurance company are subject to a prior approval requirement by the Louisiana Commissioner of Insurance (the "Louisiana Commissioner") and an insurance company's surplus as regards policyholders following any dividends or distributions to affiliates must be reasonable in relation to the insurance company's outstanding liabilities and adequate to its financial needs. Effective October 31, 1993, an extraordinary dividend is defined as an amount in excess of the lesser of (a) 10% of surplus as of the preceding December 31, or (b) the net gain from operations for the preceding calendar year. The Insurance Holding Company Law also subjects all transactions between a Louisiana insurance company and its affiliates to certain fairness and reasonableness standards, and, furthermore, certain types of transactions with its affiliates are subject to prior notice to the Louisiana Commissioner who may disapprove the transaction if it is determined that such transaction does not meet certain fairness and reasonableness standards or if it may adversely affect the interests of policyholders. If insurance regulators determine that payment of a dividend or any other payment to an affiliate (such as a payment under a tax allocation agreement or for employee or other services or pursuant to a surplus debenture) would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company's policyholders or creditors, the regulators may block payment of such dividend or such other payment to the affiliate that would otherwise be permitted without prior approval. Under the current statutory and regulatory scheme in Louisiana, UC Life has, as of December 31, 1993, the capacity to pay dividends of $8.5 million. UC Life did not pay any dividends to the Company during 1991, 1992 and 1993 in order to retain capital in UC Life.

                                USE OF PROCEEDS

         The shares of Common Stock to be offered hereby upon the exercise of the Warrants are to be offered by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         Effective as of July 1, 1993, the Company issued a stock purchase warrant to The Robinson-Humphrey Company, Inc. ("R-H"), which granted R-H the right to purchase 200,000 shares of the Company's Common Stock (the "Warrant Shares") at an exercise price of $8.75 per share, equal to the average of the high and low sale prices of the Company's Common Stock on June 30, 1993, as adjusted for the 100% stock dividend paid by the Company on October 18, 1993. The stock purchase warrant was issued to R-H in exchange for financial advisory services to be performed over a twenty-four month period beginning July 1, 1993.

         As of October 30, 1993, R-H assigned, with the Company's consent, a portion of the stock purchase warrant held by it, representing the right to purchase 40,000 shares of the Company's Common Stock, to an officer of R-H, Jon
R. Burke ("Burke"), leaving R-H with a right to purchase 160,000 shares of the Company's Common Stock. R-H and Burke are referred to herein collectively as the "Selling Stockholders" and singly as a "Selling Stockholder". The stock purchase warrants of the Company issued to the Selling Stockholders are referred to herein as the "Warrants" and singly as a "Warrant". Effective April 4, 1994, Burke exercised the Warrant held by him for 40,000 shares of the Company's Common Stock at the exercise price of $8.75 per share.


         The Warrants held by R-H and the Warrant held by Burke prior to his exercise thereof, contained terms, other than the number of Warrant Shares subject thereto, that were materially identical. The R-H Warrant is, and the Burke Warrant was, exercisable in whole but not in part, at any time on or after February 1, 1994 and before 5:00 p.m., Baton Rouge, Louisiana, local time, on July 1, 1995 (the "Exercise Period"). As of the date hereof, the exercise price of the R-H Warrant is $8.75 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares subject to the R-H Warrant are both subject to adjustment as described below.



         The Exercise Price and number of Warrant Shares subject to the R-H Warrant are subject to adjustment in certain events occurring prior to the exercise thereof, including: (i) the payment of a dividend in, or other distribution of, Common Stock, to the holders of the Company's issued and outstanding Common Stock; (ii) the subdivision of the outstanding shares of the Company's Common Stock into a larger number of shares of Common Stock or a combination of the outstanding shares of the Company's Common Stock into a smaller number of shares of Common Stock, or (iii) any other reclassification of the Company's capital structure.


         The Warrants require the Company to file a registration statement with the Commission for the Warrant Shares no later than March 18, 1994, to facilitate the sale of the Warrant Shares by the Selling Stockholders under the Securities Act of 1933, as amended (the "Act"). The Company has covenanted to keep the Registration Statement in effect for a period not exceeding eighteen
(18) months. The Company has also agreed to effect such filings under state "blue sky" laws as the Selling Stockholders request. The Warrants also provide that the Company shall indemnify and hold harmless the holder, its officers, directors, and underwriters and any person who controls (within the meaning of the Act) the holder from all losses, liabilities, damages, and expenses (including reasonable attorneys' fees) caused by, arising out of, or based upon any untrue statement of a material fact contained in the registration statement, or any related prospectus, or any omission of a material fact required or necessary to make the statements not misleading except to the extent that the losses, liabilities, damages, or expenses resulted from any untrue statement or omission contained in information furnished in writing to the Company by the holder expressly for inclusion in the registration statement. Further, the Warrants provide that the holders shall indemnify and hold harmless the Company, its officers and directors and any person who controls (within the meaning of the Act), the Company from all losses, liabilities, damages, and expenses (including reasonable attorneys' fees) caused by, arising out of, or based upon any untrue statement of a material fact contained in the registration statement, or any related prospectus, or any omission of a material fact required or necessary to make the statements not misleading, to the extent that the losses, liabilities, damages, or expenses resulted from any untrue statement or omission contained in information furnished in writing to the Company by the holder expressly for inclusion in the registration statement.

         In addition to the financial advisory services to be provided by R-H over a twenty-four month period beginning July 1, 1993, noted above, R-H acted as placement agent for the Company in connection with an overseas private placement, pursuant to Regulation S of the Securities and Exchange Commission, of 800,000 shares of the Company's Cumulative Convertible Preferred Stock, Series A, in June 1993, and makes a market in the Company's Common Stock.



         Pursuant to the registration statement filed by the Company on behalf of the Selling Stockholders, the Selling Stockholders may choose to sell all or a portion of the Warrant Shares from time to time in transactions reported on the NASDAQ NSM, otherwise in the over-the-counter market, or in private transactions. The table below reflects the number and percentage of shares of Common Stock owned by the Selling Stockholders as of March 9, 1994, the number and percentage of outstanding shares being offered hereby for the Selling Stockholders' accounts (assuming all of the Common Stock acquired upon exercise are offered and sold) and the number and percentage of outstanding shares to be owned by them following completion of the offering. Although the following table is presented on the assumption that R-H will exercise its Warrant and both of the Selling Shareholders will sell all of their Warrant Shares, the Company cannot predict whether this in fact will occur, the timing or amount of any actual sales, or any effect thereof on the market price of the Company's Common Stock. Neither of the Selling Stockholders, nor any officer, director or employee of R-H, holds any position or office with the Company.

==========================================================================================================
                                                            NUMBER OF                          % OF SHARES
                           NUMBER OF       % OF SHARES OF   SHARES OF          NUMBER OF       OF COMMON
                           SHARES OF       COMMON STOCK     COMMON STOCK TO    SHARES OF       STOCK
                           COMMON STOCK    OUTSTANDING      BE SOLD            COMMON STOCK    OUTSTANDING
                           OWNED PRIOR     PRIOR TO         PURSUANT TO        OWNED AFTER     OWNED AFTER
  PURCHASER NAME           TO OFFERING     OFFERING         OFFERING           OFFERING        OFFERING
- ----------------------------------------------------------------------------------------------------------
  The Robinson-Humphrey     175,074(1)       1.4%               160,000             (3)            (3)
  Company, Inc.
- ----------------------------------------------------------------------------------------------------------
  Jon R. Burke               40,000(2)        .3%                40,000              0              __
==========================================================================================================

(1) Includes 15,074 shares of Common Stock held as principal and 160,000 shares of Common Stock beneficially owned pursuant to the Warrant which is immediately exercisable.

(2) Reflects the beneficial ownership of 40,000 shares of Common Stock resulting from the exercise effective April 4, 1994 of the Warrant previously held by Burke.

(3) R-H makes a market in the Company's Common Stock, and its holdings of shares of Common Stock vary and cannot accurately be predicted.

         The Warrant Shares owned by the Selling Stockholders may be sold in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Warrant Shares as agent but may position and resell a portion of the block as principal to facilitate any transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the registration statement relating thereto, (c) ordinary brokerage transactions and transactions in which the broker may or may not solicit purchasers, and (d) in private transactions. In effecting sales, brokers and dealers, if any, engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Brokers-dealers may agree with any Selling Stockholder to sell a specified number of Warrant Shares at a stipulated price per Warrant Share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Warrant Shares as principal may thereafter resell such Warrant Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise and in connection with such resales may pay to or receive from the purchasers of such Warrant Shares commissions as described above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Set forth below is a description of the material terms and provisions of the equity securities of the Company. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation, as amended, of the Company (the "Articles of Incorporation") and the By-Laws, as amended, of the Company (the "By-Laws") and the Rights Plan of the Company dated as of February 1, 1989 (the "Rights Plan"). The Articles of Incorporation, the By-Laws, and the Rights Plan are exhibits to the Company's Annual Report on Form 10-K and are available from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be requested by writing Dale
E. Redman, Chief Financial Officer of the Company, at 4041 Essen Lane, Baton Rouge, Louisiana 70809.


         The Company is authorized to issue (i) 20,000,000 shares of Common Stock, par value $2.00 per share and (ii) 5,000,000 shares of preferred stock, par value $2.00 per share, which may be issued in one or more series with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be specified by the Board of Directors. The Board of Directors has approved and recommended for approval by the shareholders of the Company at the 1994 Annual Meeting of Shareholders to be held on April 28, 1994, an amendment to the Company's Articles of Incorporation to increase (i) the number of authorized shares of Common Stock of the Company from 20,000,000 shares to 100,000,000 shares and (ii) the number of authorized shares of preferred stock from 5,000,000 shares to 20,000,000 shares. The Board of Directors may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company. In connection with the Rights Plan, the Board of Directors authorized issuance of 200,000 shares of Series A Junior Participating Preferred Stock to holders of rights issued under the Rights Plan. See "--Rights Plan" below.


         As of March 1, 1994, 12,340,376 shares of Common Stock were issued and outstanding.

6.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A, ISSUE PRICE $25.00 PER SHARE

         On June 29, 1993, the Company sold to twenty-two institutional investors located primarily in the United Kingdom 800,000 shares of 6.5% Cumulative Convertible Preferred Stock, Series A, Issue Price $25.00 per share (the "Preferred Stock") pursuant to Regulation S promulgated by the Commission. On August 26, 1993, the Company called for redemption all outstanding shares of the Preferred Stock. The holders of the Preferred Stock had the right to
convert their shares of Preferred Stock into Common Stock.   Each share of
Preferred Stock had a conversion price of $20.50 and was convertible into
1.2195 shares of Common Stock (prior to the 100% Common Stock dividend paid on October 18, 1993, to stockholders of record on October 1, 1993) at the option of the holders of the Preferred Stock. All of the holders of Preferred Stock elected to convert their shares of Preferred Stock to Common Stock for a total of 975,602 shares of Common Stock (now constituting 1,951,204 shares of Common Stock after the 100% stock dividend). The Company has filed a shelf registration statement on Form S-1 (Registration Statement No. 33- 68626) covering the resale by the holders thereof of the 1,951,204 shares of Common Stock issued upon such conversion and such shelf registration statement was declared effective by the Commission on December 13, 1993. The Company has covenanted with the former holders of Preferred Stock to keep such shelf registration statement effective until the earlier of three years from June 29, 1993, or the sale by the former holders of the Preferred Stock of all of the shares of Common Stock covered by the shelf registration statement.

COMMON STOCK

  Dividends

         Holders of the Company's Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. The declaration and amount of future dividends may depend, in part, on restrictive covenants contained in certain loan agreements and certain state regulations regarding minimum capitalization requirements for insurance companies that have the effect of limiting dividends from UC Life and United General Title Insurance Company, the Company's title insurance subsidiary, to the Company. In addition, the terms of the Company's serial preferred stock also prohibit the payment of dividends on Common Stock whenever dividends on such serial preferred stock are in arrears.

         Under provisions of the Company's revolving credit facility restricting the payment of dividends, approximately $26.0 million of retained earnings was available for the payment of dividends at December 31, 1993. In addition to the state regulatory provisions referenced above requiring minimum capitalization for insurance companies and limiting the ability of insurance companies to pay dividends or make other payments to affiliates, the ability of UC Life to pay dividends to the Company is restricted under certain circumstances by the fact that payment of dividends by UC Life would result in an increase in UC Life's federal income taxes.

  Voting Rights

         Holders of Common Stock are entitled to one vote for each share held of record. Except as discussed below, action of the stockholders may generally be taken by the affirmative vote of a majority of the shares present or represented at a duly called meeting at which a quorum is present or represented.

  Other Rights

         Holders of Common Stock have no preemptive or subscription rights and have no liability for further calls or assessments. Subject to the prior rights of the Preferred Stock, all shares of Common Stock are entitled to share ratably in net assets of the Company upon liquidation.

         The transfer agent and registrar for the Common Stock is Chemical Bank of New York, New York.

SPECIAL CHARTER AND LOUISIANA LAW PROVISIONS

         Certain provisions of the Articles of Incorporation of the Company, Louisiana law, and the Company's Rights Plans, may have the effect of delaying, deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Company's Common Stock or a proxy contest for control of the Company.

Special Vote Provisions and Takeover Consideration Provisions in the
  Company's Articles of Incorporation

         The Articles of Incorporation of the Company include certain provisions (the "Special Vote Provisions") requiring the affirmative vote of 80% of the outstanding shares of the Company's voting stock before the Company may enter into (i) a merger or consolidation with any other corporation, (ii) a sale or lease of substantially all of the assets of the Company to any other corporation, person or entity, or (iii) a sale or lease to the Company by any other corporation, person or other entity of assets having a value greater than $1 million in exchange for voting stock of the Company, in each case if such other corporation, person or other entity, directly or indirectly, owns or controls 10% or more of the Company's voting stock prior to any such transaction. The Special Vote Provisions apply only to the above-described transactions which do not receive prior approval of the Board of Directors.

         The Articles of Incorporation of the Company also contain certain provisions (the "Takeover Consideration Provisions") authorizing the Board of Directors, in evaluating an offer from a third party to merge with or acquire the shares or assets of the Company, to give due consideration of certain factors not directly related either to the price per share offered for or the then market price of the Company's Common Stock. The factors that the Board of Directors is authorized to consider under the Takeover Consideration Provisions include, without limitation: (i) the consideration being offered in the acquisition proposal as it relates to the then current value of the Company in a freely negotiated transaction, and to the Board of Directors' then estimate of the future value of the Company as an independent entity; (ii) the social, legal and economic effects of the acquisition proposal on the Company and its subsidiaries, and the franchisees, employees, suppliers, customers, creditors and business of the Company and its subsidiaries; (iii) the financial condition and earnings prospects of the potential offeror, including but not limited to, debt service and other existing or likely financial obligations of the potential offeror, and the possible effect of such condition upon the Company and its subsidiaries and other elements of the communities in which the Company and its subsidiaries operate or are located; and (iv) the competence, experience and integrity of the potential offerer.

         Pursuant to Section 92G of the Louisiana Business Corporation Law (the "LBCL"), the Board of Directors is also authorized to consider the factors set forth therein (which are generally comparable to those set forth in the Takeover Consideration Provisions) and any other factors which it deems relevant in evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger or consolidation.

         The Special Vote Provisions and the Takeover Consideration Provisions may be altered only by the affirmative vote of 80% of the outstanding shares of the Company's voting stock.

  Directors' and Officers' Exculpation and Indemnification

         The Articles of Incorporation, as amended, provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for breach of the directors' or officers' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL, which specifies certain corporate transactions, such as certain dividend declarations and dispositions of assets, as unlawful, or (iv) for any transaction from which the director or officer derived an improper personal benefit. With the exception of the items noted in
(i) through (iv) above, the effect of this provision of the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer. This provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's or officer's fiduciary duty.

         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its Articles of Incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by Louisiana law.

  Louisiana Fair Price and Control Share Acquisition Statutes

         As a Louisiana corporation, the Company is subject to the provisions of the LBCL which contain "fair price" and "control share acquisition" provisions. Each of these provisions imposes significant restrictions on the ability of an acquiror of a large block of voting stock of a Louisiana corporation to exercise control over the corporation.

         The "fair price" provisions are set forth in Sections 132-134 of the LBCL and are designed to restrict the ability of a Louisiana corporation to enter into mergers or other extraordinary corporate transactions with certain stockholders. These provisions require that certain business combinations between a Louisiana corporation and "interested stockholders" must be approved by (i) the corporation's Board of Directors, (ii) the affirmative vote of at least 80% of the voting stock of the corporation, and (iii) the affirmative vote of two-thirds of the voting stock of the corporation (excluding stock held by the interested stockholders), unless the business combination satisfies certain "fair price" tests regarding the payments to be made to stockholders and meets certain other procedural requirements. An "interested stockholder" is defined as any person (other than the corporation, any subsidiary of the corporation or any employee benefit plan of the corporation or any subsidiary) that is the beneficial owner of 10% or more of the voting stock of the corporation. In general, the "fair price" tests measure the value stockholders receive for their stock from an interested stockholder in transactions within a two year period.

         The "control share acquisition" provisions of the LBCL are set forth in Sections 135-140.2. In general, these provisions provide that persons who, after May 4, 1987, acquire stock that would normally entitle them to exercise 20% or more of the voting power of the corporation will not be able to vote the shares acquired by them in excess of 20% of such voting power unless their ability to vote is reinstated by the stockholders of the corporation at a meeting held after the acquiring person requests such a vote. A corporation is required to call such a meeting only if the person proposing to make a control share acquisition (an "acquiring stockholder") has demonstrated a financial ability to make a successful acquisition and such proposed acquisition is lawful. At such a meeting, the voting rights of the acquiring stockholder will be reinstated for shares held by the acquiring stockholder in excess of 20% of the Company's voting power if approved by the affirmative vote of (i) a majority of all shares of the Company then entitled to vote and (ii) a majority of all shares of the Company then entitled to vote (excluding shares beneficially owned by the acquiring stockholder, its officers and its directors who are also its employees). If the voting rights of the acquiring stockholder are reinstated, such stockholder can acquire additional voting shares within certain threshold levels, without obtaining additional stockholder approval. However, if the acquiring stockholder acquires additional shares in an acquisition that places such stockholder above the threshold ownership levels of one-third and one-half of all voting shares, the additional shares acquired in such an acquisition in excess of such ownership levels will not have voting rights unless reinstated by the stockholders pursuant to the voting procedures described above. A corporation must call a stockholders' meeting within 50 days of the date that both the corporation and the proposed acquiring stockholder file definitive proxy materials with the Commission.

  Louisiana Insurance Code

         UC Life is a Louisiana chartered life insurance company. Section 731 of the Louisiana Insurance Code (La.R.S. 22:731) provides that a Louisiana insurer may merge or consolidate with or acquire control of another insurer, or a person may acquire control of a Louisiana insurance company only if the plan of merger or consolidation or acquisition of control is submitted to or receives advance approval from the Louisiana Commissioner of Insurance after a public hearing thereon. Section 731 provides that the Louisiana Commissioner of Insurance may disapprove any such merger, consolidation or other acquisition of control for any of the following reasons: (i) the effect thereof would be substantially to lessen competition in insurance in Louisiana or tend to create a monopoly therein; (ii) the financial condition of any acquiring party is such as might jeopardize the financial stability of the insurer, or prejudice the interests of its policyholders or the interests of any remaining security holders who are unaffiliated with such acquiring party; (iii) the terms of the offer, request, invitation, agreement or acquisition are unfair and unreasonable to the security holders of the insurer; (iv) the plans or proposals which the acquiring party has to liquidate the insurer, sell its assets or consolidate or merge it with any person, or to make any other material change in its business or corporate structure or management are unfair and unreasonable to policyholders of the insurer and not in the public interest; or (v) the competence, experience and integrity of those persons who would control the operation of the insurer are such that it would not be in the interest of policyholders of the insurer and of the public to permit the merger, consolidation or other acquisition of control.

         Louisiana's Insurance Holding Company System Regulatory Law, constituting Part XXI-A of the Louisiana Insurance Code (La.R.S. 22:1001-
1015), requires the filing of periodic registration statements by the Company with the Louisiana Commissioner of Insurance and regulates transactions among members of an insurance holding company system such as that of the Company. Any change of control (10% or more of voting securities is presumed to constitute control for purposes of this legislation) requires notification to, hearing before and approval of the Louisiana Commissioner of Insurance.

RIGHTS PLAN

         In February 1989, the Board of Directors of the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock and has authorized the issuance of one Right with respect to each share of Common Stock issued after February 13, 1989, and before the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined). The Rights have antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired.

         Each Right entitles the registered holder upon exercise on and after the Distribution Date to purchase from the Company one one- hundredth of a share of Series A Junior Participating Preferred Stock, par value $2.00 per share (the "Preferred Shares"), of the Company at a price of $80.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights and the Preferred Shares into which such Rights are exercisable, are set forth in a Rights Agreement dated as of February 1, 1989 (the "Rights Plan"), between the Company and Manufacturers Hanover Trust Company (now Chemical Bank), acting as Rights Agent.

         Until the earlier of the close of business on (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 45% percent or more of the outstanding shares of Common Stock, or (ii) the tenth day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 50% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be transferred with and only with shares of the Common Stock. The Rights will expire on January 31, 1999 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company.

         The Purchase Price payable, and the number of Preferred Shares or other securities of property issuable, on exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Preferred Shares or other events described in the Rights Plan.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. The Rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         The Rights Plan contains a "flip-over" feature allowing the exercise of the Rights so that the holder thereof (except those Rights held by the Acquiring Person) will receive shares of Common Stock of the Acquiring Person at half price causing substantial dilution to the Acquiring Person. In general, this "flip-over" feature provides that in the event that the Company is acquired by an Acquiring Person in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the Acquiring Person which at the time of such transaction will have a market value of two times the Purchase Price.

         The Rights Plan also contains a "flip-in" feature allowing holders of Rights (except those held by an Acquiring Person) to purchase Common Stock of the Company at half price. In general this "flip-in" feature provides that in the event that (i) any person becomes the beneficial owner of 50% or more of the outstanding Common Stock (unless such person first acquires 45% or more of the outstanding Common Stock by a purchase pursuant to a tender offer for all of the Common Stock for cash, which purchase increases such person's beneficial ownership to 90% or more of the outstanding Common Stock), (ii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Plan, or (iii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the

Acquiring Person became such (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or, in the event that there are insufficient authorized shares of Common Stock, substitute consideration such as cash, property, or other securities of the Company) having a market value of two times the Purchase Price.

         At any time after the acquisition by an Acquiring Person of beneficial ownership of 45% or more of the outstanding Common Stock and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         At any time prior to the tenth day following a public announcement that an Acquiring Person has acquired beneficial ownership of 45% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holder of the Rights will be to receive the Redemption Price. The date on which the redemption of the Rights occurs pursuant to the foregoing provisions is referred to herein as the "Redemption Date".

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of the Common Stock then known to the Company to be beneficially owned by any Acquiring Person and (ii) 30%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder of a Right will not, by reason of being such a holder, have rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                                 LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), P. O. Box 2997, Baton Rouge, Louisiana, 70821. As of December 31, 1993, individual stockholders of the firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) owned, directly or indirectly, approximately 20,766 shares of the Company's Common Stock.


                                    EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================   ======================================
         No dealer, salesman or any
other person has been authorized to                    200,000 Shares
give any information or to make any
representation  in  connection with
this  offering  other  than  those
contained in this Prospectus and, if                  United Companies
given or made, such other information              Financial Corporation
or representations must not be relied
upon as having been so authorized by
the Company or the Selling                                {LOGO}
Stockholders. This Prospectus does
not constitute an offer to sell or
a solicitation of an offer to buy by
anyone in any jurisdiction in which
such offer to sell or solicitation is
not authorized, or in which the person                 Common Stock
making such offer to sell or a
solicitation is not qualified to do so
nor to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus
nor any sale hereunder shall, under any
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
as of which information is furnished.



       _____________________

         TABLE OF CONTENTS

                                  Page
                                  ----
Available Information . . . . .     2
Incorporation of Certain
 Documents by Reference . . . .     3
The Company . . . . . . . . . .     3
Risk Factors  . . . . . . . . .     3
Use of Proceeds . . . . . . . .     7                ________________
Selling Stockholders and Plan
 of Distribution  . . . . . . .     7                   PROSPECTUS
Description of Capital Stock  .    10                ________________
Legal Matters . . . . . . . . .    16
Experts . . . . . . . . . . . .    16

       _____________________


                                                      April ___, 1994



======================================   ======================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered (all amounts are estimated except for the Securities and Exchange Commission registration fee):



                                                                    TOTAL
                                                                    -----
    Registration Fee - Securities and
      Exchange Commission . . . . . . . . . . . . . . . . . .    $ 2,862.07
    Blue Sky fees and expenses (including legal fees) . . . .     40,000.00
    Accounting fees and expenses  . . . . . . . . . . . . . .      3,500.00
    Legal fees and expenses . . . . . . . . . . . . . . . . .     25,000.00
    Cost of printing and engraving  . . . . . . . . . . . . .      5,000.00
    Transfer agents' fees . . . . . . . . . . . . . . . . . .      2,000.00
    Miscellaneous . . . . . . . . . . . . . . . . . . . . . .     10,000.00
                                                                 ----------
         Total  . . . . . . . . . . . . . . . . . . . . . . .    $88,362.07
                                                                 ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 83 of the Louisiana Business Corporation Law (the "LBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.

         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its Articles of Incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by the LBCL.

         The Articles of Incorporation, as amended, provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for breach of the directors' or officers' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. Section 92(D) of the LBCL specifies certain corporate transactions, such as certain dividend declarations and dispositions of assets, as unlawful. The effect of this provision of the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer. This provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's or officer's fiduciary duty.

ITEM 16.  EXHIBITS


(a)  Exhibits

 Exhibit     Description of Document
 No.

 4.2(1)      Series A Junior Participating Preferred Stock Purchase
             Rights
 5.1(2)      Opinion of Kantrow, Spaht, Weaver & Blitzer (A
             Professional Law Corporation)


 23.1(2)     Consent of Deloitte & Touche


 23.2(2)     Consent of Kantrow, Spaht, Weaver & Blitzer (A
             Professional Law Corporation) (Included in Exhibit 5.1)
 24.1(3)     Power of Attorney

(1) Incorporated herein by reference to the designated Exhibit of the Company's form 10-K dated December 31, 1993.
(2)   Filed herewith.
(3)   Previously filed.

ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 15, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF BATON ROUGE, STATE OF LOUISIANA, ON THE 4th DAY OF APRIL, 1994.

                      UNITED COMPANIES FINANCIAL CORPORATION

                      By:/s/ SHERRY E. ANDERSON
                         Sherry E. Anderson, Senior Vice President and Secretary




      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



            Signature                   Title                        Date
            ---------                   -----                        ----
                                Chairman of the Board           April  4, 1994
        *                       of Directors (Principal
Harris J. Chustz                Executive Officer)


                                Chief Executive Officer,        April  4, 1994
        *                       President and Director
J. Terrell Brown                (Principal Executive Officer)


                                Executive Vice President,       April  4, 1994
/s/ DALE E. REDMAN              Chief Financial Officer,
Dale E. Redman                  Assistant Secretary and
                                Director (Principal
                                Financial Officer)

                                Senior Vice President and       April  4, 1994
/s/ JESSE O. GRIFFIN            Controller (Principal
Jesse O. Griffin                Accounting Officer)


                                Director                        April  4, 1994
        *
James J. Bailey, III


                                Director                        April  4, 1994
        *
Robert H. Barrow


                                Director                        April  4, 1994
        *
Richard A. Campbell


        *                       Director                        April  4, 1994
Robert D. Kilpatrick


        *                       Director                        April  4, 1994
O. Miles Pollard, Jr.


                                Director                        April   , 1994
Charles S. Prosser, M.D.


        *                       Director                        April  4, 1994
William H. Wright, Jr.





*By: /s/ DALE E. REDMAN
         Dale E. Redman
         Attorney-in-fact

                                 EXHIBIT INDEX


      Exhibit No.    Description of Document
      -----------    -----------------------

      4.2(1)         Series A Junior Participating Preferred Stock Purchase
                     Rights
      5.1(2) Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

      23.1(2)        Consent of Deloitte & Touche

      23.2(2)        Consent of Kantrow, Spaht, Weaver & Blitzer (A
                     Professional Law Corporation) (Included in Exhibit 5.1)
      24.1(3)        Power of Attorney


(1) Incorporated herein by reference to the designated Exhibit of the Company's form 10-K dated December 31, 1993.

(2)   Filed herewith.


(3)   Previously filed.